Date: June 24, 2009

Xushui District Dongfang Trading Limited Company

Xushui District, Nanhe Shouying North Village, China

Attention: Jianjun Li

Re: Orient Paper, Inc.

To whom-it-may-concern :

This letter, once fully executed and delivered, constitutes an agreement (the “Agreement”) of Barron Partners, LP, Fernando Liu and Golden1177 LP (collectively, the “Purchasers” and individually, the “Purchaser”) to purchase from Xushui District Dongfang Trading Limited Company ( “Seller”) an aggregate 2,000,000 shares of common stock in Orient Paper, Inc. (“Company”) at $.375 per share for an aggregate purchase price of $750,000 (Seven Hundred and Fifty Thousand U.S. Dollars) (the “Purchase Price”) and the Company.

WHEREAS, contemporaneous with the execution and delivery of this Agreement, the parties hereto are executing and delivering an Escrow Agreement, in the form attached hereto as Exhibit “A” (the “Escrow Agreement”), pursuant to which the parties shall establish an escrow account (the “Escrow Account”) with Sichenzia Ross Friedman Ference LLP (the “Escrow Agent”) and have agreed to deposit the Purchase Price, as hereinafter defined, into such Escrow Account.

The terms and conditions of this Agreement are as follows:

1.	Sale of the Company’s Common Stock Shares.

For a total consideration of $750,000 (Seven Hundred and Fifty Thousand U.S. Dollars) (the “Purchase Price”) Seller agrees to sell, and the Purchasers agree to purchase: 2,000,000 shares of common stock of the Orient Paper, Inc. (the “Shares”) at $.375per share as follows:

a.	Following due execution of this Agreement, Purchasers shall deliver or cause to be delivered the Purchase Price to the Escrow Agent as follows:

Bank:  Citibank

Address:  666 Fifth Avenue, New York, NY

ABA No.:  021000089

SWIFT:  CITIUS33

Account:  Sichenzia Ross Friedman Ference LLP Attorney Escrow Account for Orient Paper, Inc.

Account No.:  92883436

Reference:  Orient Paper, Inc.

b.

If the Seller has not already done so, following due execution of this Agreement, Seller shall deliver the certificates representing the Shares, with all of the fees, instructions and signatures required to transfer the Shares to the Purchasers, to Sichenzia Ross Friedman Ference LLP, Orient Paper, Inc.’s attorneys.

c.	The Escrow Agent shall notify the Seller within 3 business days of the Escrow Agent’s receipt of the Purchase Price; immediately after which, the Seller will

i.	instruct the Company’s transfer agent to cancel the Seller’s certificate representing the Shares and reissue the Shares in the names of the Purchasers and to the Purchasers as follows:

Purchaser’s Name and Tax ID	Amount of Shares to be Transferred	Mailing Address
Barron Partners LP Tax ID 43-1981699	1,147,000	730 Fifth Avenue, 26th Floor New York, NY 10019
Fernando Liu	13,000	Room 302, Unit 18, 299 HuXin Road, MinHang District Shanghai 201101 China
Golden1177 LP 46-0521814	840,000	#500-1177 West Hastings Street, Vancouver BC V6E 2K3 Canada

ii.

submit a Release Notice, as such term is defined in the Escrow Agreement, to the Escrow Agent. In particular, such Release Notice shall instruct Escrow Agent to wire only $250,000 (Two Hundred and Fifty Thousand U.S. Dollars) of the Purchase Price to the Seller, $70,000 (Seven Thousand U.S. Dollars) to Sichenzia Ross Friedman Ference, LLP for past and current legal fees with the remainder of the Purchase Price to be applied in accordance with Section 2 hereto.

iii.

inform the Company of the receipt of the Purchase Price, whereupon the Company shall immediately pay or cause to be paid $500,000 or the Renminbi (Chinese currency) equivalent of the same representing the remainder of the Purchase Price to the Seller.

d.	The Closing of the transactions contemplated by this Agreement shall be deemed to have occurred upon the delivery of the certificates representing the Shares to the Purchasers.

2.	Use of Purchase Price

The Company and the parties each, jointly and severally, agrees that the $500,000 (Five Hundred Thousand U.S. Dollars) of Purchase Price held in the Escrow Account shall be reserved and applied to pay:

i.

$70,000 to Sichenzia Ross Friedman Ference LLP comprising $25,000 for past legal fees owed by the Company, $20,000 for current legal fees incurred in this transaction and $25,000 fees that will be incurred by the Company for the listing of the Company on the NYSE Amex;

ii.	audit fees of the Big 10 accounting firm to be appointed pursuant to Section 3iii below; and

iii.	investor relations fees.

3.	Company’s Undertaking

The Company acknowledges that the transaction contemplated herein is beneficial to the Company and as a condition to and in consideration of the parties entering into this transaction, the receipt,

sufficiency and validity of which are hereby acknowledged by the Company, hereby undertakes to the Seller and the Purchasers that it shall:

i.

execute the relevant instrument(s) prior to Closing in order that the Company complies with The Interim Regulation on Merger and Acquisition of Domestic Enterprises by Foreign Investors, promulgated on August 8, 2006 and effective as of September 8, 2006;

ii.	make payment of $500,000 or the Renminbi (Chinese currency) equivalent of the same representing the remainder of the Purchase Price to the Seller in accordance with Section 1c (iii) above;
iii.	appoint a Big 10 accounting firm as its independent auditor within six (6) months of the date of Closing;
iv.	provided the Company is eligible, apply to list on the NYSE Amex within three (3) months of the Closing;
v.	issue or cause to be issued to Sichenzia Ross Friedman Ference LLP 60,000 shares of common stock of the Company in part payment of its past legal fees;
vi.

not effect or enter into or be in any agreement to effect any transaction involving a “Variable Rate Transaction” or an “MFN Transaction” (each as defined below) for a period of three (3) years from Closing.  The term “Variable Rate Transaction” shall mean a transaction in which the Company issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of common stock either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of common stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the common stock.  The term “MFN Transaction” shall mean a transaction in which the Company issues or sells any securities in a capital raising transaction or series of related transactions which grants to an investor the right to receive additional shares based upon future transactions of the Company on terms more favorable than those granted to such investor in such offering.  Any Purchaser shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

vii.	not cause to be cancelled all convertible debt in the Company on or prior to Closing and for a period of three (3) years from the Closing, the Company will not issue any convertible debt.

4.	Seller’s Right of Recourse

Seller agrees that, provided Purchasers have fulfilled all their obligations in this Agreement, that its sole right of recourse for any failure by the Company to make payment as set forth above in Sections 1 c(iii) and 3(ii) shall be against the Company only and the Purchasers shall not be responsible or held liable for any breaches of the same.

5.	Purchasers, jointly and severally, represent and warrant to Seller as follows:
a.	Each of the Purchasers has the full power and authority to enter into this Agreement and to carry out its obligations hereunder.
b.	This Agreement has been duly executed and delivered by Purchasers and creates a legal, valid and binding obligation of Purchasers, enforceable against Purchasers in accordance with its terms.
c.	The Purchasers are buying the Shares solely for their respective own account, for investment and not with a view to resale in connection with a distribution thereof.
d.	The Purchasers agree to hold harmless Seller from any losses Purchasers may sustain from any resale or disposition of the Shares.
e.	The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with or violate any law, regulation, court order,

PURCHASE AND SALE

judgment or decree applicable to Purchasers or any agreement to which Purchasers are a party, or, in the case of any such law, regulation, court order, judgment, decree or agreement, by which the property of Purchasers is bound or affected.

f.

The Purchasers are a either a 1) corporation, partnership or limited liability company that is a Qualified Institutional Buyer (QIB), acting for its own account or for the account of other QIBs, that in the aggregate owns and invests on a discretionary basis at least $100 Million in securities of issuers that are not its affiliates or 2) an "accredited investor" as that term is defined in Rule 501 promulgated under the Securities Act of 1933.

g.

Each of the Purchasers has a net worth and income such that the loss of his, her or its entire investment in the Shares will not adversely affect the Purchasers’ financial condition, business or lifestyle.

h.	The Purchasers have such knowledge, business and investment experience that Purchasers are fully capable of understanding the merits and risks associated with an investment in the Shares.
i.	The representations made in this Agreement by Purchasers are deemed to be remade as of the Closing.
j.	The Purchasers agree that they share not sell the Shares whilst they are in possession of material nonpublic information.
k.

The Purchasers understand that Seller is relying upon the truth and accuracy of, and the Purchasers’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the eligibility of the Purchasers to acquire the Shares and the Purchasers acknowledge that they are not relying on any representation or warranty by Seller except as expressly set forth in section 6.

6.	Seller represents and warrants to the Purchasers as follows:
a.	Seller has the full power and authority to enter into this Agreement and to carry out its obligations hereunder.
b.

Seller is the beneficial and record owner of the Shares and has good and marketable (except for applicable securities law restrictions) title to the Shares, free and clear of all liens, claims, charges, security interests, and encumbrances of any kind or nature.

c.	This Agreement has been duly executed and delivered by Seller and is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.
d.	The Seller releases and forgoes claim to any and all profits and gains on the Shares incurred after the Closing.
e.

The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with or violate any law, regulation, court order, judgment or decree applicable to Seller or any agreement to which Seller is a party, or, in the case of any such law, regulation, court order, judgment, decree or agreement, by which the property of Seller is bound or affected.

f.	The representations made in this Agreement by Seller are deemed to be remade as of the Closing.
g.	The Seller is not in possession of any material nonpublic information regarding the Company.
h.

The Seller understands that Purchasers are relying upon the truth and accuracy of, and the Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Seller set forth herein and the Seller acknowledges that it is not relying on any representation or warranty by Purchasers except as expressly set forth in section 5.

7.	Company represents and warrants as follows:

a.	Company has the full power and authority to enter into this Agreement and to carry out its obligations hereunder.

b.	This Agreement has been duly executed and delivered by Company and creates a legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms.
c.

The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with or violate any law, regulation, court order, judgment or decree applicable to Company or any agreement to which Company is a party, or, in the case of any such law, regulation, court order, judgment, decree or agreement, by which the property of Company is bound or affected.

8.	Each of the Purchasers and Seller agrees as follows:

a.

Seller shall hold Purchasers harmless for any commission and/or fees agreed to be paid by Seller to any broker, finder or other person or entity acting or purporting to act in a similar capacity and Purchasers shall hold Seller harmless for any commission and/or fees agreed to be paid by Purchasers to any broker, finder or other person or entity acting or purporting to act in a similar capacity.

b.

To furnish to the other such additional information regarding themselves and the Company as the other shall reasonably request prior to closing and which may be obtained without any unreasonable hardship or expense in connection with the consummation of the transactions contemplated in this Agreement.

c.	To do all things reasonably necessary or convenient before or after the closing, and without further consideration, to consummate the transactions contemplated herein.

9.

Indemnification by the Purchasers: Each of the Purchasers, jointly and severally, agrees to indemnify, defend and hold harmless Seller  against and in respect of any loss, damage, deficiency, cost or expense (including without limitation reasonable attorneys’ fees) resulting from any breach by such Purchasers of any of the representations, warranties, covenants or agreements of such Purchasers contained in this Agreement.

10.

Indemnification by the Seller: Seller agrees to indemnify, defend and hold harmless the Purchasers against and in respect of any loss, damage, deficiency, cost or expense (including without limitation  reasonable attorneys’ fees) resulting from any breach by Seller of any of the representations, warranties, covenants or agreements of Seller contained in this Agreement.

11.

Jurisdiction and Venue; Choice of Law; Waiver of Jury Trial; Attorneys Fees: The sole and exclusive jurisdiction and venue for any action or proceeding arising from or relating to this Agreement shall be the federal and state courts located in the City and County of New York, State of New York, and all parties hereto consent to the jurisdiction of such courts.  This Agreement shall be deemed to have been executed and delivered within the State of New York, and any disputes arising from or relating to this Agreement shall be governed by the laws of the State of New York.  All parties hereto agree that they irrevocably waive their right to a trial by jury in any action or proceeding arising from or relating to this Agreement.  If any action or proceeding is brought by any party arising from or relating to this Agreement or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court if such party substantially prevails on all the issues in dispute. All questions as to the interpretation and effect of this Agreement shall be determined under the laws of the State of New York.

12.	Survival: The representations and warranties contained herein shall survive the closing date for a period of one (1) year.

13.

Notice: Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a Party.

14.

Counterparts: This Agreement may be executed by facsimile or scanned document via email in two or more counterparts, each of which shall be deemed an original and together shall constitute one and the same Agreement.

15.

Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement is executed the day and year first above written.

SIGNATORY FOR THE PURCHASER

The undersigned, as of this 24th day of June, 2009, executes and delivers this Agreement on behalf of Purchaser:

_/s/ Andrew Barron Worden______________

BY: Andrew Barron Worden

Title: Managing Partner

Barron Partners, LP

PURCHASER ENTITY:

Name Shares should be registered to: Barron Partners, LP

Address: 730 5th Avenue, 25th floor

City, State Zip: New York, NY

No. of Shares: 1,147,000

Tax ID: 43-1981699

PURCHASER ENTITY:

_/s/ Fernando Liu________________________

BY: Fernando Liu

Address: Room 302, Unit 18, 299 HuXin Road, MinHang District Shanghai 201101 China

No. of Shares: 13,000

EIN:

_/s/ Alex Lau____________________________

BY: Alex Lau

Title:

PURCHASER ENTITY:

Name Shares should be registered to: Golden1177 LP

Address: #500-1177 West Hastings Street, Vancouver BC V6E 2K3 Canada

No. of Shares: 840,000

EIN:

SELLER:

Agreed to and accepted as of this 24th day of June, 2009

BY: _/s/ Jianjun Li_________________

Xushui District Dongfang Trading Limited Company

Name : _Jianjun Li_______

Title: __Chairman and General Manager________

THE COMPANY:

Agreed to and accepted as of this 24th day of June, 2009

BY: __/s/ Zhenyong Liu___________________

Orient Paper Inc.

Name : _Zhenyong Liu_____________

Title: ___Chief Executive Officer_____

Exhibit A

(Recital)

Form of Escrow Agreement